Exhibit 10.2
Comfort Letter
To: China Construction Bank Zhonghsan Branch (“CCB ZH”) Whereas the Kalex Circuit Board (China) Ltd’s (the “Company”) wholly owned subsidiary Kalex Multi-Layer Circuit Board (Zhongshan) Co., Ltd (“Kalex ZS”) is applying for loan facility from CCB ZS, the Company hereby irrevocably guarantees as follows:
1. The Company shall provide guaranty for Kalex ZS on the loan facility application and will be severally liable for all debts arising from using such loan.
2. During the term of loan, the Company will not provide any real properties registered under the name of the Company in Zhongshan as collaterals to any other financial institution, neither will dispose such real properties in other ways.
Kalex Circuit Board (China) Ltd
Authorized representative signature
/s/ Ricky Ng